News Release Contact:	W. Michael Madden

Senior Vice President & CFO

(615) 872-4800

KIRKLAND’S REPORTS FOURTH QUARTER RESULTS

Fourth Quarter Highlights:

•	Comparable store sales increase 5.3%

•	Diluted EPS increases 850% to $0.76

•	Available cash improves to $36.4 million, or $1.84 per diluted share

Fiscal 2008 Highlights:

•	Comparable store sales increase 3.6%

•	EPS of $0.47 reverses prior-year loss

•	Ends the year with no debt and no draws all year on the line of credit

•	Issues general operating and financial guidance for Fiscal 2009

JACKSON, Tenn. (March 20, 2009) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 52-week periods ended January 31, 2009.

Net sales for the 13-week period ended January 31, 2009, were $133.6 million compared with $138.3 million for the 13-week period ended February 2, 2008. Comparable store sales for the fourth quarter of fiscal 2008 increased 5.3% compared with a 12.6% comparable store sales decrease in the fourth quarter of fiscal 2007. Comparable store sales in mall stores increased 8.2% for the fourth quarter, and comparable store sales in off-mall stores increased 4.0%. The Company closed 22 stores during the quarter to end the period with 299 stores, compared with 335 stores at the end of the prior-year quarter.

Net sales for the 52-week period ended January 31, 2009, were $391.3 million compared with $396.7 million for the 52-week period ended February 2, 2008. Comparable store sales for the 52-week period ended January 31, 2009, increased 3.6% compared with a 13.3% decrease in the prior-year period. During the 52-week period ended January 31, 2009, comparable store sales in mall stores increased 6.9% while comparable store sales in off-mall stores increased 2.1%.

The Company reported net income of $15.0 million, or $0.76 per diluted share, for the 13-week period ended January 31, 2009, compared with net income of $1.5 million, or $0.08 per diluted share, in the 13-week period ended February 2, 2008. Income tax expense for the 13-week period ended January 31, 2009 includes a benefit of approximately $3.4 million, or $0.17 per diluted share, related to the reversal of a portion of the valuation allowance on the Company’s deferred tax assets established in fiscal 2007. The prior-year period included an impairment charge of $1.4 million, or $0.07 per share, related to 100% of

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431 Smith Lane ¦ Jackson, Tennessee 38301 ¦ (731) 988-3600

KIRK Reports Fourth Quarter Results

March 20, 2009

the carrying value of its goodwill, and impairment charges totaling $1.3 million, or $0.07 per share, related to fixed assets associated with underperforming stores.

The Company reported net income of $9.3 million, or $0.47 per diluted share, for the 52-week period ended January 31, 2009, compared with a net loss of $25.9 million, or $1.33 per share, for the 52-week period ended February 2, 2008. Income tax expense for the 52-week period ended January 31, 2009 includes a benefit of approximately $3.4 million, or $0.17 per diluted share, related to the reversal of a portion of the valuation allowance on the Company’s deferred tax assets established in fiscal 2007. The results for the prior year included the following items:

(i)	The Company recorded an impairment charge of $1.4 million, or $0.07 per share, related to 100% of the carrying value of its goodwill.

(ii)	The Company recorded impairment charges totaling $2.1 million, or $0.11 per share, related to fixed assets associated with underperforming stores.

(iii)	In connection with a restructuring and personnel reduction completed in the third quarter of fiscal 2007, the Company recorded severance charges totaling $1.0 million, or $0.05 per share.

(iv)	The Company recorded $1.3 million, or $0.07 per share, in relocation costs associated with its establishment of a corporate office in Nashville, Tennessee.

(v)	The Company recorded a valuation allowance of $8.2 million, or approximately $0.42 per diluted share, on its deferred tax assets in fiscal 2007.

Robert Alderson, Kirkland’s President and Chief Executive Officer, said, “We finished fiscal 2008 on a very strong note with our fourth consecutive quarter of positive comparable store sales, strong year-over-year improvement in merchandise and operating margins, an extraordinary increase in fourth quarter earnings and over $36 million of cash. Our goal for the year was to show improvement in every quarter, and we more than exceeded that target. Inventories remain on-plan and current, and our liquidity position is the strongest it has been in several years. While it is early yet, we are also encouraged by positive sales and margin trends experienced so far in the first quarter of 2009.

“The decisions many retailers are being forced to make in today’s economy related to paring unproductive stores, renegotiating leases, and cutting overhead costs were already made or underway at Kirkland’s over the last 16 months. With solid momentum and the merchandise reconnection we have made with our core customers, we believe we are in the unique position of pursuing a disciplined strategy with respect to new store openings. These openings will consist of replacements of closing mall stores and selected new openings in core geographic areas. We expect to return to net store growth in the 2010 to 2011 timeframe. The expectations set out below for fiscal 2009 reflect our confidence in our business strategy and our excellent financial condition. While we cannot control the macroeconomic environment and its effect on consumer spending, we believe we are well-positioned. We are confident that we have assembled the right team, have the merchandise in the stores that resonates with and delivers value for customers, and have the operational and financial resources and requisite discipline to execute in this environment.”

Fiscal 2009 Outlook
Based on current sales and margin trends, the Company has established the following targets and expectations for fiscal 2009. These expectations do not account for a year-over-year deterioration in the macroeconomic environment on the scale experienced in fiscal 2008. Should the recession continue to worsen throughout fiscal 2009, the Company will revise its expectations accordingly.

Store Base: The Company started fiscal 2009 with 299 stores compared with 335 stores a year ago. For fiscal 2009, the store base is expected to average approximately 30 stores less per quarter than the comparable quarters of fiscal 2008. Closings for the year are expected to

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KIRK Reports Fourth Quarter Results

March 20, 2009

reach approximately 35 to 40 stores with approximately half of those closing during the first half of 2009 and the other half closing after the holiday season in January 2010. New store openings are expected to be approximately 15 to 20 stores in fiscal 2009 with the largest concentration in the third and fourth quarters.

Net Sales:
Full year sales are expected to be moderately below fiscal 2008 based on the smaller store base throughout the year and new store openings weighted towards the second half of the year. While first quarter sales trends to date are positive, future comparable store sales gains are difficult to predict in the current environment.

Margins:
Full year merchandise and operating margins are expected to be comparable to or modestly above fiscal 2008 levels. Should the economy continue to weaken through the year, merchandise margin would most likely come under more pressure compared with operating margin, which should continue to benefit from lower store
occupancy costs and lower depreciation expenses.

Earnings:
Full year pre-tax earnings are expected to be comparable to or modestly above fiscal 2008 levels. The Company’s income tax rate will be difficult to model in fiscal 2009 due to the status of the remaining valuation allowance on the deferred tax assets and the accounting rules that govern the timing of any changes to the amount of the valuation allowance. Therefore, operating income and pre-tax income will be more relevant measurements of business performance in fiscal 2009.

Cash Flow:	The Company expects to generate positive cash flow for the year with no borrowings expected on its revolving line of credit.

Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call today, at 11:00 a.m. ET to discuss its results of operations for the fourth quarter of fiscal 2008. The number to call for this interactive teleconference is (303) 262-2053. A replay of the conference call will be available through March 27, 2009, by dialing (303) 590-3000 and entering the confirmation number, 11125881#.

The live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website, www.kirklands.com, or at http://www.videonewswire.com/event.asp?id=55365 on March 20, 2009, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States.  Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 295 stores in 34 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in

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KIRK Reports Fourth Quarter Results

March 20, 2009

Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on May 1, 2008. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Fourth Quarter Results

March 20, 2009

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended
	January 31,	February 2,
	2009	2008
Net sales	$133,638	$138,285
Cost of sales	81,991	95,429

Gross profit	51,647	42,856
Operating expenses:
Operating expenses	30,995	29,277
Relocation expenses	—	101
Impairment charge	—	2,641
Depreciation and amortization	4,901	5,647

Operating income	15,751	5,190
Interest expense	30	250
Interest income	(10)	(24)
Other income	(178)	(47)

Income before income taxes	15,909	5,011
Income tax provision	887	3,522

Net income	$15,022	$1,489

Earnings per share:
Basic	$0.76	$0.08

Diluted	$0.76	$0.08

Shares used to calculate earnings per share:
Basic	19,649	19,570

Diluted	19,837	19,570

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KIRK Reports Fourth Quarter Results

March 20, 2009

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	52 Weeks Ended		52 Weeks Ended
	January 31,		February 2,
	2009		2008
Net sales	$391,277		$396,701
Cost of sales	256,228		283,040

Gross profit		135,049	113,661
Operating expenses:
Operating expenses		106,287	113,484
Severance charges	—		965
Relocation expenses		—	1,306
Impairment charges	352		3,453
Depreciation and amortization	18,741		20,391

Operating income (loss)		9,669	(25,938)
Interest expense		123	644
Interest income		(73)	(204)
Other income		(469)	(112)

Income (loss) before income taxes		10,088	(26,266)
Income tax provision (benefit)		783	(360)

Net income (loss)		$9,305	$(25,906)

Earnings (loss) per share:
Basic		$0.47	$(1.33)

Diluted		$0.47	$(1.33)

Shares used to calculate earnings (loss) per share:
Basic	19,628		19,516

Diluted	19,691		19,516

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KIRK Reports Fourth Quarter Results

March 20, 2009

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	January 31, 2009	February 2, 2008
ASSETS
Current assets:
Cash and cash equivalents	$36,445	$5,820
Inventories, net	38,686	41,246
Income tax receivable	—	2,900
Deferred income taxes	1,831	—
Other current assets	4,360	7,968

Total current assets	81,322	57,934
Property and equipment, net	41,826	63,002
Non-current deferred income taxes	2,998	—
Other long-term assets	618	1,196

Total assets	$126,764	$122,132

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$13,501	$15,786
Income taxes payable	5,349	—
Other current liabilities	24,981	25,566

Total current liabilities	43,831	41,352
Deferred rent and other long-term liabilities	30,582	38,210

Total liabilities	74,413	79,562
Net shareholders’ equity	52,351	42,570

Total liabilities and shareholders’ equity	$126,764	$122,132

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KIRK Reports Fourth Quarter Results

March 20, 2009

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	52 Week Period Ended
	January 31, 2009	February 2, 2008
Net cash provided by (used in):
Operating activities	$29,562	$(4,879)
Investing activities	960	(14,762)
Financing activities	103	103

Cash and cash equivalents:
Net increase (decrease)	$30,625	$(19,538)
Beginning of period	5,820	25,358

End of period	$36,445	$5,820

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